Exhibit 3.1(a)

CERTIFICATE OF CONVERSION

FROM CORPORATION

TO LIMITED LIABILITY COMPANY

Pursuant to Sections 18-204 and 18-214 of the

Delaware Limited Liability Company Act

1. The name of the corporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company is Atlas Resource Finance Corporation.

2. The corporation was originally incorporated on the 28th day of March, 2012 under the laws of Delaware.

3. The name of the limited liability company into which the corporation shall be converted, as set forth in its Certificate of Formation, is Titan Energy, LLC (the “LLC”).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned authorized officer has caused this Certificate of Conversion to be executed this 26th day of August, 2016.

ATLAS RESOURCE FINANCE CORPORATION

By:

Name:	Jeffrey M. Slotterback
Title:	Authorized Officer